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                                                                      EXHIBIT 11




                 ALL AMERICAN FOOD GROUP, INC. AND SUBSIDIARIES
                 SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE



                                                                                        Nine Months
                                                                    Year Ended            Ended
                                                                    October 31,         October 31,
                            PRIMARY                                    1996                 1995
                            -------                                --------------      ---------------

 Net Loss                                                             ($1,973,592)        ($1,151,545)
 Loss--increase in carrying amount of redeemable preferred
   stock                                                                  562,678              --
                                                                   ---------------     ---------------
                                                                      ($2,536,270)        ($1,151,545)
                                                                   ===============     ===============

 Weighted average number of common shares outstanding                     943,150             943,150
   Add--common shares (determined using the "treasury stock"
   (method) representing additional shares(1) as if those
   shares were outstanding for all periods)                               430,558             430,558
                                                                   ---------------     ---------------
 Weighted average number of shares used in calculation of
   primary loss per share                                               1,373,708           1,373,708
                                                                   ===============     ===============

 Primary net loss per common share                                         ($1.85)             ($0.84)
                                                                   ===============     ===============

                         FULLY DILUTED
                         -------------

 Net loss for primary loss per common share and for fully
   diluted per share amounts                                          ($2,536,270)        ($1,151,545)
                                                                   ===============     ===============
 Weighted average number of shares used in calculating
   primary loss per share                                               1,373,708           1,373,708
 Add incremental shares representing:
   Shares issuable upon conversion of convertible preferred
   stock                                                                  712,500             713,782

   Shares issuable upon exercise of stock options                          15,000              15,000
                                                                   ---------------     ---------------

 Weighted average number of shares used in calculation of
   fully diluted loss per share                                         2,101,208           2,102,490
                                                                   ===============     ===============

 Fully diluted net loss per common share                                   ($1.21)             ($0.55)
                                                                   ===============     ===============


------------------
(1) Additional shares represent the number of shares and options issued within the twelve months prior to the company filing a registration statement on May 3, 1996 for an initial public offering
      (IPO) that were issued for consideration per share or at an exercise price per share less than the IPO price of $3.50 per share.